Exhibit 99.1

DIRTT Announces Results of Annual and Special Meeting of Shareholders; Leadership Changes

CALGARY, ALBERTA, May 31, 2023 – DIRTT Environmental Solutions Ltd. (“DIRTT”) (TSX: DRT, NASDAQ: DRTT) announces the results of its annual and special meeting of shareholders held on May 30, 2023.

The detailed results of the vote on the election of directors are as follows:

Nominee	Votes For		Votes Withheld
	Number	Percent	Number	Percent
Douglas Edwards	52,510,487	92.55	4,228,515	7.45
Aron English	48,297,190	85.12	8,442,811	14.88
Shaun Noll	52,439,110	92.42	4,299,891	7.58
Scott Robinson	52,521,044	92.57	4,217,958	7.43
Scott Ryan	52,477,976	92.49	4,261,026	7.51
Kenneth Sanders	52,387,137	92.33	4,352,864	7.67
Benjamin Urban	56,272,861	99.18	467,139	0.82

All other matters voted on by shareholders were also approved. Final voting results will be filed on SEDAR (www.sedar.com) and EDGAR (www.sec.gov).

Today DIRTT also announced the departure of Mark Greffen, DIRTT’s Chief Technology Officer. Mr. Greffen has played an integral role over his 18-year tenure at DIRTT, holding various key positions within software and technology. In 2019, he assumed the position of Senior Vice President, Software Development, and later that year took on the role of Chief Technology Officer. Throughout his tenure, Mr. Greffen has been at the forefront of driving technological innovation at DIRTT, leading the development and integration of software into the company’s digital construction approach. His contributions have been instrumental in the development and implementation of DIRTT’s ICE® software.

After careful consideration, Mr. Greffen has decided to pursue new opportunities and prioritize spending more time with his family, leading to his departure from DIRTT effective June 8, 2023. Concurrently, James Mulawyshyn, a seasoned DIRTT veteran with 14 years of experience and currently serving as Vice President, Technology, will assume the position of Senior Vice President, Technology.

Benjamin Urban, DIRTT’s Chief Executive Officer, said, “We want to thank Mark for his tremendous contributions to DIRTT over the past several years. He has been a key part of the DIRTT team and a close friend, colleague and mentor to many. We are excited to see what he does next, and to have James lead our technology organization.

About DIRTT

DIRTT is a leader in industrialized construction. DIRTT’s system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule and outcomes.

Headquartered in Calgary, AB Canada, DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT”.

FOR FURTHER INFORMATION, PLEASE CONTACT

DIRTT Investor Relations at ir@dirtt.com